ICC25-ANN-END-MLIC [1] [DOCUMENT IDENTIFIER] [2000 Heritage Way, Waverly, Iowa 50677] Phone: [800.798.5500] [http://www.trustage.com/annuities] ENDORSEMENT TO CONTRACT This endorsement is part of the contract to which it is attached, and it is effective upon the Effective Date of Change as shown below. Should any provision of this endorsement conflict with the contract, the provisions of this endorsement will prevail. Capitalized terms that are not defined in this endorsement are defined in the contract to which this endorsement is attached. Contract Number: [123456789] Effective Date of Change: [May 1, 2026] Owner(s): [John Doe] The contract to which this endorsement is attached is endorsed as follows: - Dynamic Form Use – see Explanation of Variables - Covered Person(s) and Issue Age(s) for the Guaranteed Lifetime Withdrawal Benefit Rider: [Name(s), Issue Age(s)] Signed for MEMBERS Life Insurance Company. President ATTACH TO YOUR CONTRACT